Exhibit 1.2

                                     FORM OF
                            HERSHA HOSPITALITY TRUST
                 2,500,000 Common Shares of Beneficial Interest

                            SELECTED DEALER AGREEMENT




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                                               ______________, 1998


Dear Sirs:

          We have agreed to sell, as placement agent for the issuer on a best efforts all-or-none basis, 2,500,000 common shares of beneficial interest (the "Shares") of Hersha Hospitality Trust (the "Company"). The Shares and the terms under which they are to be offered for sale are more particularly described in the Company's Preliminary Prospectus for the Shares dated ______________, 1998 (including any subsequent Preliminary Prospectus and the final Prospectus, the "Prospectus").


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         1. The Shares are to be offered to the public by us, as placement agent for the Company, in accordance with the terms of the offering (the "Offering") set forth in the Prospectus. We have advised you of the price per share of the Shares (the "Public Offering Price"). In consideration for assisting in the sale of the Shares, you will be paid a commission of five percent (5%) of the Public Offering Price for each Share sold by you.

         2. We are offering at the Public Offering Price to the customers of certain dealers ("Selected Dealers"), subject to prior sale and the terms and conditions hereof, a portion of the Shares. The Selected Dealers will be dealers that are actually engaged in the investment banking or securities business and that are either (i) members in good standing of the National Association of Securities Dealers, Inc. (the "NASD") that are registered with the NASD and maintain net capital pursuant to Rule 15c3-1 promulgated under the Securities Exchange Act of 1934 (the "1934 Act") of not less than $250,000 or (ii) dealers with their principal place of business located outside the United States, its territories and its possessions and not registered as brokers or dealers under the 1934 Act, who have agreed not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. The Selected Dealers have agreed to comply with the provisions of section 24 of Article III of the Rules of Fair Practice of the NASD, and, if any such dealer is a foreign dealer and not a member of the NASD, such Selected Dealer also has agreed to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though it were a member of the NASD, with the provision of section 8 and 36 of Article III of such Rules of Fair Practice, and to comply with section 25 of Article III thereof as that section applies to nonmember foreign dealers.

         3. If you desire to purchase any of the Shares as agent for your customers, your application should reach us promptly by telephone, telegraph or telecopy at our office at Anderson & Strudwick, Incorporated, 707 E. Main Street, 20th Floor, Richmond, Virginia 23219. We reserve the right to reject subscriptions in whole or in part, to make allotments and to close the subscription books at any time without notice. The Shares allocated to you will be confirmed, subject to the terms and conditions of this Agreement.

         4. Any Shares purchased through you shall be purchased for your customers under the terms of this Agreement only upon orders already received from subscribers for the Shares in accordance with the terms of the Offering set forth in the Prospectus, subject to the securities or blue sky laws of the various states or other jurisdictions. You acknowledge that because all of the proceeds from the sale of the Shares must be received before the Offering may be closed, Shares may not be sold to your customers whose accounts are on a delivery versus payment ("DVP") basis.

         5. You agree to advise us from time to time, upon request, of the amount of Shares requested by you hereunder and remaining unsold at the time of such request, and, if in our opinion such Shares shall be needed to make delivery of the Shares sold, you will, forthwith upon our request, reduce the number of Shares allocated to you to an amount equal to the number of Shares actually subscribed for by your customers.

         6. No expense shall be charged to you. A single transfer tax, if payable, upon the sale of the Shares to you will be paid when such Shares are delivered. However, you shall pay any transfer tax on sales of Shares by you and you shall pay your proportionate share of any transfer tax (other than the single transfer tax described above) in the event that any such tax shall from time to time be assessed against you and other Selected Dealers as a group or otherwise.

         7. Neither you nor any other person is or has been authorized to give any information or to make any representation in connection with the sale of the Shares other than as contained in the final Prospectus.

         8. On becoming a Selected Dealer, and in offering and selling the Shares, you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the 1934 Act. You confirm that you are familiar with (i) Rule 15c2-8 under the 1934 Act relating to the distribution of preliminary and final prospectuses for securities of an issuer (whether or not the issuer is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act), (ii) Rule 15c6-1 under the 1934 Act, and
(iii) the NASD's interpretation with respect to free-riding and withholding, and confirm that you have complied with and will comply with said rules and interpretations. You confirm also that you are familiar with Release No. 4968 of the Securities and Exchange Commission under the 1933 Act and that you have complied and will comply with the requirements therein relating to the distribution of copies of the Preliminary Prospectus relating to the Shares. You confirm that you are registered with the NASD and maintain net capital pursuant to Rule 15c3-1 promulgated under the 1934 Act of not less than $250,000.

         9. We hereby confirm that we will make available to you such number of copies of the Prospectus (as amended or supplemented) as you may reasonably request for the purposes contemplated by the 1933 Act or the 1934 Act, or the rules and regulations thereunder.

         10. Upon request, you will be informed as to the states and other jurisdictions in which, and limitations, if any, pursuant to which, we have been advised that the Shares are qualified for sale under the respective securities or blue sky laws of such states and other jurisdictions, but we do not assume any obligation or responsibility as to the right of any Selected Dealer to sell the Shares in any state or other jurisdiction or as to the eligibility of the Shares for sale therein or to any particular prospective purchaser herein. You agree that you will not sell the Shares in any state or jurisdiction or to any purchaser in which or to whom the Shares are not eligible to be sold.

         11. You agree that you will not, at any time prior to the completion by us of distribution of the Shares acquired by you pursuant to this Agreement, bid for, purchase, sell or attempt to induce others to purchase or sell, directly or indirectly, any securities of the Company other than (i) as provided for in this Agreement, or (ii) purchases or sales of any such securities as broker on unsolicited orders for the account of others.

         12. No Selected Dealer is authorized to act as our agent or agent of the Company or otherwise to act on our behalf or on behalf of the Company in offering or selling the Shares to the public or otherwise to furnish any information or make any representation except as contained in the Prospectus.

         13. Nothing will constitute the Selected Dealers an association or other separate entity or partners with us, or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We shall not be under any liability for or in respect of value, validity or form of the Shares, of the delivery of the certificates for the Shares, or the performance by anyone of any agreement on its part, or the qualification of the Shares for sale under the laws of any jurisdiction, or for or in respect to any other matter relating to this Agreement, except for the lack of good faith and for obligations expressly assumed by us in this Agreement and no obligation on our part shall be implied herefrom. The foregoing provisions shall not be deemed a waiver of any liability imposed under the 1933 Act.

         14. We will notify you of the exact date (the"Closing Date") on which the sale of the Shares (the "Closing") will occur. Please provide First Union National Bank of North Carolina (the"Escrow Agent") with the manner in which the Shares should be issued at least three (3) business days prior to the Closing Date. Payment for Shares purchased through you hereunder shall be made at the Public Offering Price (without any deduction for the selling commission due to you) by wire transfer of IMMEDIATELY AVAILABLE FED FUNDS no later than 11:00 a.m. on the business day prior to the Closing Date to an escrow account (the"Escrow Account"), in accordance with the following instructions: . The Escrow Agent will deliver the certificates representing the Shares. Within two
(2) business days of the Closing, the Escrow Agent will send you a check for your selling commission.

         15. You understand that the Offering is being made on a best efforts all-or-none basis, and that the Offering will not close unless at least 2,666,667 Shares are sold. Upon receipt of any and all checks, drafts and money orders received from prospective purchasers of the Shares, you shall deliver the same to the Escrow Agent for deposit in the Escrow Account by noon of the next business day following the receipt, together with a written account of each purchaser that sets forth, among other things, (i) the purchaser's name and address, (ii) the number of Shares purchased by the purchaser, (iii) the amount paid therefor by the purchaser, (iv) whether the consideration received from the purchaser was in the form of a check, draft or money order, and (v) the purchaser's social security or tax identification number. This information will not be made available to us by the Escrow Agent except to the extent necessary in connection with any claim relating to the sale of the Shares. Any checks that are received that are made payable to any party other than the Escrow Agent shall be returned to the purchaser that submitted the check and not accepted. You agree that you are bound by the terms of the Escrow Agreement executed by us and the Company.

         16. Notices to us should be addressed to Mr. L. McCarthy Downs, III, Senior Vice President, Anderson & Strudwick, Incorporated, 707 E. Main Street, 20th Floor, Richmond, Virginia 23219. Notices to you shall be deemed to have been duly given if telegraphed or mailed to you at the address to which this letter is addressed.

         17. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the choice of law or conflicts of law principles thereof.

         18. If you desire to purchase any Shares, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith, even though you may have previously advised us thereof, by telephone, telegraph or telecopy.

                                            Very truly yours,

                                            ANDERSON & STRUDWICK, INCORPORATED



                                            By:
                                                 -----------------------------
                                                 L. McCarthy Downs, III
                                                 Senior Vice President


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                                                 _____________, 1998



Anderson & Strudwick, Incorporated
1108 E. Main Street
Richmond, VA 23219

Attention:  Mr. L. McCarthy Downs, III

         We hereby request an allocation of ________ common shares of beneficial interest (the "Shares") of Hersha Hospitality Trust for purchase by us in accordance with the terms and conditions stated in the foregoing letter. We hereby acknowledge receipt of the Prospectus referred to in the first paragraph thereof relating to said Shares. We further state that we have relied upon said Prospectus and upon no other statement whatsoever, whether written or oral. We confirm that we are a dealer actually engaged in the investment banking or securities business and that we are either (i) a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") that is registered with the NASD and maintain net capital pursuant to Rule 15c3-1 promulgated under the Securities Exchange Act of 1934 (the "1934 Act") of not less than $250,000 or (ii) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the Securities Exchange Act of 1934, as amended, who hereby agrees not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. We hereby agree to comply with the provisions of Section 24 of Article III of the Rules of Fair Practice of the NASD, and if we are a foreign dealer and not a member of the NASD, we also agree to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though we were a member of the NASD, and with the provisions of Section 8 and 36 of Article III of such Rules of Fair Practice, and to comply with Section 25 of Article III thereof as that Section applies to non-member foreign dealers. We also hereby confirm that we have complied with and will comply with Rules 15c2-8 and 15c6-1 promulgated under the 1934 Act.

                                              --------------------------
                                             (Name of Firm)


                                           By:
                                              --------------------------
                                             (Title)

                                      Address:

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